Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2016, relating to the consolidated financial statements of Americas Styrenics LLC and its subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, appearing in the Annual Report on Form 10-K of Trinseo S.A. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2016